EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

                                                               State or Country
Name                                                           of Incorporation

Century Casinos Management, Inc.                                  Delaware

Century Casinos - Nevada, Inc.                                    Nevada

Century Management und BeteiligungsGmbH                           Austria

Century Casinos Cripple Creek, Inc.                               Colorado

Century Casinos Missouri, Inc.                                    Missouri

WMCK Acquisition Corp.                                            Delaware

WMCK Venture Corp.                                                Delaware

Century Casinos Africa (Pty) Limited                              South Africa